EXHIBIT 99.1

Frank L. Douglas, Former Aventis Executive, Joins Gene Logic Inc.
Board of Directors

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Dec. 1, 2004--Frank L. Douglas, M.D., Ph.D., has joined the board of directors of Gene Logic Inc. (NASDAQ:GLGC). Dr. Douglas has been appointed to fill a vacancy on the board of directors with a term ending at the next annual stockholders meeting, at which time he will be considered for election for a full term. Until his recent retirement, Dr. Douglas was Executive Vice President, Drug Innovation & Approval and Chief Scientific Officer of Aventis Pharma AG, where he oversaw Aventis' worldwide pharmaceutical research and development activities and was a member of the Board of Management of Aventis SA.
    Mark D. Gessler, Chief Executive Officer, Gene Logic, commented, "We are fortunate to have Dr. Douglas, an industry leader with broad pharma experience, join our board. A seasoned pharmaceutical executive with a highly productive and diverse career, Dr. Douglas will bring to bear his exceptional perspective on drug discovery and development issues as we continue to move toward more comprehensive drug development partnerships with our pharmaceutical clients."
    Dr. Douglas commented, "Gene Logic's emphasis on providing cutting-edge biology solutions to complement their partners' rich chemistry capabilities places the company at the center of several important trends in the industry. In particular, Gene Logic's acquisitions of preclinical research capabilities and drug repositioning and compound selection capabilities provides additional support for their progression from a pure genomics company into a more broadly based drug development partner with its customers. I look forward to working with Mark and the Board to further this transition."
    Dr. Douglas has been recognized as a leader in innovation in pharmaceutical research and development, and was the recipient of the Global Pharmaceutical R&D Director of the Year Award in 2004 and 2001. In addition to his responsibilities at Aventis, Dr. Douglas was Chairman of the Executive Committee of the Science and Regulatory Section of the Pharmaceutical Research and Manufacturers Association of America (PhRMA), member of the Advisory Board of the Paul Ehrlich Foundation, member of the Society of Trade, Industry and Science, former member of the Board of Directors of Medtronic, Inc., former member of the Scientific Advisory Board of the FDA, and former member of the Chemistry Visiting Committee of the Massachusetts Institute of Technology.
    Dr. Douglas first joined the pharmaceutical industry in 1984 when he became Senior Vice President and Director of U.S. Research for Ciba Geigy. In 1992, he joined Marion Merrell Dow as Executive Vice President of Global Research and Development. After the merger of Marion Merrell Dow with Hoechst in 1995, Douglas became Executive Vice President and head of global Research and Development at Hoechst Marion Roussel. In 1999, Hoechst Marion Roussel merged with Rhone Poulenc Rorer to build Aventis, where Douglas continued to implement the transformation of the traditional R&D organization into a novel organization called Drug Innovation and Approval.
    After serving a medical internship and residency at Johns Hopkins University and a fellowship in neuroendocrinology at the National Institutes of Health, Dr. Douglas taught medicine and clinical pharmacology and directed the hypertension clinic at the Pritzker School of Medicine at the University of Chicago. He is a fellow of the High Blood Pressure Council.

    Gene Logic Overview

    Gene Logic's mission is to be the most innovative drug development partner for pharmaceutical and biotechnology companies, with an emphasis on helping customers find and develop drugs faster and at lower cost. Gene Logic applies its unique mix of technologies, talent and methodologies to work on behalf of its partners to enable these companies to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    CONTACT: Gene Logic Inc.
             Robert G. Burrows, 301-987-1824
             rburrows@genelogic.com